Exhibit 10.1

December 9, 2020

Dear Mike:

As discussed, Forrester Research, Inc. (“Forrester” or the “Company”) recognizes the significant contributions you have made to Forrester’s success during your tenure and greatly appreciates your willingness to work an extended notice period to complete critical business initiatives and to aid in the smooth transition of your duties upon your departure. Given these factors, Forrester is pleased to offer the enhanced severance and other benefits set forth in this letter agreement (“Agreement”), which exceed the severance and other benefits provided for under the Forrester Research, Inc. Executive Severance Plan.

Please be reminded of your continuing obligations pursuant to the Forrester Employee Confidentiality, Proprietary Rights and Noncompetition Agreement that you signed on July 26, 2007 (copy enclosed) and the Restricted Activities to which you agreed in accepting previously awarded equity grants. These obligations continue following the conclusion of your employment and apply regardless of whether you execute this Agreement. Notwithstanding the foregoing, the Company states that it considers competitive business activities to be those services that you provide to the Company within the two years immediately prior to April 1, 2021. The Company further states that the twelve month non-compete period will begin the earlier of April 1, 2021, or the date your employment with Forrester concludes.

In consideration of your fulfillment of your obligations set forth herein, and without admission of any wrongdoing or liability on the part of Forrester, you and Forrester agree as follows:

1.

From now through April 1, 2021, you will continue to perform your regular duties as Forrester’s Chief Financial Officer and you will reasonably assist in the orderly transition of your duties. You will continue to receive your regular salary and remain eligible for all employee benefits in the normal course between now and April 1, 2021. If Forrester, in its discretion, decides to pay bonuses to all members of the Executive Team for fiscal year 2020, you will also be paid a bonus. Effective April 2, 2021 and continuing through no later than December 31, 2021 (the “Reduced Schedule Period”), you will be a reduced schedule employee, with an expected work schedule of a maximum of 10% of a full-time schedule (two days per month at mutually agreeable times and places, to the extent practicable). Your total compensation during the Reduced Schedule Period will be $150,000.00 gross ($3,846.15 gross per week) payable in accordance with Forrester’s regular payroll practices, less appropriate withholdings. Forrester agrees that if it terminates your employment for any reason other than “Cause” (as defined below) prior to December 31, 2021, you will receive a lump sum payment for unpaid salary within 30 days of the termination of your employment, as follows: (1) if your last day of employment is between now and April 1, 2021, you will receive payment for your current base salary ($412,000.00 annualized) from the date of such termination through April 1, 2021 plus $150,000.00, less all appropriate withholdings; or, (2) if your last day of employment is between April 2, 2021 and December 31, 2021, you will receive payment for any unpaid portion of the $150,000.00 Reduced Schedule Period salary, less all appropriate withholdings.

2.

You have agreed to resign from your position as Chief Financial Officer of Forrester effective April 1, 2021, and will submit a resignation letter to that effect by April 1, 2021. Also effective April 1, 2021, you agree that without further action, other than as to your role as an employee of Forrester, you will be treated as resigning from any and all positions that you hold with the Company and each of the Company’s subsidiaries including as an officer, director, committee member, plan administrator, or employee benefit plan fiduciary. You further agree that you will execute any and all documents as may be requested by the Company to effectuate your resignation from these positions. Forrester will provide you with the opportunity to review and provide input on any public announcement regarding your resignation, provided that Forrester may in any event make such disclosures as are, in the opinion of Forrester’s legal counsel, required by applicable law or regulation.

3.

Forrester agrees that you may secure additional other employment during the Reduced Schedule Period, provided such employment does not conflict with your non-competition obligations. Forrester further agrees that you may resign your employment at any time during the Reduced Schedule Period. Furthermore, Forrester agrees that if you die prior to December 31, 2021, Forrester will pay your heirs, estate or personal representatives any remaining unpaid portion of the $150,000.00 Reduced Schedule Period salary in a lump sum within thirty (30) days of your death.

4.

As you will be regularly scheduled to work less than 24 hours per week during the Reduced Schedule Period, you will no longer be eligible for Forrester employee benefits (such as health, dental, disability and life insurance; vacation; etc.); however, you will remain eligible to participate in the Forrester 401k Plan. Please contact Fidelity directly if you wish to change your elective salary deferral percentage. Please note your Forrester health insurance coverage will end on April 30, 2021.

Please also be reminded that this Agreement and the Reduced Schedule Period do not alter the terms of any Company equity incentive plans (such as the Company’s Amended and Restated Equity Incentive Plan), or the terms of any previously awarded

Forrester Research, Inc. 60 Acorn Park Drive Cambridge, MA 02140 USA	+1 617-613-6000	FORRESTER.COM

grants under such plans. Accordingly, so long as you remain continuously employed by Forrester, previously awarded grants will continue to vest in accordance with the plan documents and grant awards.

Notwithstanding the foregoing, if Forrester terminates your employment for any reason other than for “Cause” (as defined below), or you die, prior to August 4, 2021, the vesting of unvested Restricted Stock Units (RSUs) scheduled to vest no later than on August 4, 2021 will be accelerated to the date one day prior to the date of such termination or death, as the case may be.

For purposes of this Agreement, “Cause” shall mean that Forrester has determined in its sole reasonable discretion that any of the following has occurred: (i) conduct by you constituting a material act of misconduct or insubordination in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of Forrester or any of its subsidiaries or affiliates and dishonest statements or acts with respect to Forrester or any current or prospective customers, suppliers or vendors; (ii) your conviction or a plea of guilty or nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) material violation of any written policy; (iv) material breach of fiduciary duty; or (v) any material violation of any provision of this Agreement or the Forrester Employee Confidentiality, Proprietary Rights and Noncompetition Agreement; provided that Forrester shall provide you with written notice of the Cause events and you shall have 10 days following such notice to cure such Cause event, if curable.

5.

Subject to your execution and non-revocation of this Agreement and the Affirmation of Waiver and Release attached at Exhibit A, as well as your continuing material fulfillment of all of your obligations hereunder, Forrester will provide you with the following:

a.

Forrester will pay you severance compensation in the total amount of $690,800.00 gross. $425,800.00 gross of this amount, which represents the sum of your current annual base salary ($412,000.00), and an amount approximately equal to twelve (12) months of Forrester’s current contribution towards your health and dental insurances ($1,150.00 per month; $13,800.00 total), will be paid in equal installments over twelve (12) months in accordance with Forrester’s regular payroll practices and will be subject to all applicable withholdings. The first installment will begin as soon as administratively possible following the expiration of the second revocation period set forth in paragraph 13, below. The remaining $265,000.00, which represents the sum of $255,000.00 (which represents your current annual target bonus) and $10,000 (which is in lieu of outplacement services) will be paid as a lump sum, less all applicable withholdings, as soon as reasonably practicable following the expiration of the second revocation period set forth in paragraph 13, below. For the avoidance of doubt, the payments referenced in this paragraph may be used by you for any purpose, including, but not limited to, health care continuation coverage under COBRA. If you die before Forrester pays you all the severance compensation described in this paragraph 5(a), Forrester will pay to your heirs, estate or personal representatives, any unpaid amounts of the severance compensation, provided your heirs, estate or personal representatives have executed a release of legal claims in Forrester’s favor in a form substantially similar to the Affirmation of Waiver and Release attached at Exhibit A.

b.

You acknowledge and agree that you are not due nor do you have any claim to any additional severance pay or benefits, other than as set forth in this Agreement. You specifically acknowledge and agree that you are not due any additional severance pay or benefits under the Forrester Research, Inc. Executive Severance Plan or your offer letter dated July 24, 2007.

c.

Provided you do not terminate your employment prior to April 1, 2021, Forrester agrees not to contest any truthful claim you may file for unemployment compensation benefits. However, nothing in this Agreement or Affirmation of Waiver and Release interferes with Forrester’s obligation to respond truthfully to any and all inquiries from the state unemployment board. You acknowledge and agree that the decision whether to award such benefits rests with the state unemployment board and that Forrester cannot guarantee your receipt of such benefits.

6.

By April 1, 2021, other than as to your personnel record, your Forrester benefits documents, and your Forrester laptop, all of which you may keep, you agree to return to Forrester all Forrester property, including but not limited to all telephone cards, credit cards, building cards, keys, work papers, files and other documentation, equipment, computer files, diskettes and other electronic storage devices, and all other Forrester records and property, without retaining any copies or derivations thereof.

7.	You agree to submit for reimbursement purposes all business expense reports and any necessary supporting documentation to Forrester by April 15, 2021.

8.

In consideration of the undertakings described herein, including the severance pay and benefits which Forrester has agreed to pay you hereunder, and to which you would not otherwise be entitled, you, on behalf of yourself and your representatives, assigns, executors, administrators, and heirs, hereby voluntarily completely release and forever discharge Forrester Research, Inc. and its parents and subsidiaries, and all of their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employees, employee benefit plans, predecessors, successors, and assigns, both individually and in their official capacities (any and all of which are referred to as “Releasees”), from any and all claims, charges, complaints, rights, demands, actions, obligations, liabilities, damages and causes of action, of every kind, nature, and character, known or unknown (“Claims”), which you now have, may now have, or have ever had, against them through to the date on which you execute this Agreement arising from or in any way connected with your employment relationship with Forrester Research, Inc., any actions during the relationship, and/or the termination of such relationship. This general release of Claims includes, without limitation: all Claims under the Forrester Research, Inc. U.S. Severance Pay Plan; all Claims under the Forrester Research, Inc. Executive Severance Plan; all Claims of “wrongful discharge”; all Claims relating to any contracts of employment, express or implied; all Claims relating to payment of wages under the Massachusetts Wage Act, Gen. Laws ch. 149; all Claims related to defamation, privacy, misrepresentation, or breach of the covenant of good faith and fair dealing, express or implied, and tort Claims of every nature; all Claims under municipal, state, or federal statutes or ordinances; all Claims related to fair employment practices, anti-discrimination, or civil rights laws, (including but not limited to all Claims under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws ch. 151B, and all Claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; all Claims under the Age Discrimination in Employment Act, as amended; all Claims under the Family and Medical Leave Act, as amended, or any other federal or state law concerning leaves of absence; all Claims under the Americans With Disabilities Act, as amended, and any other laws and regulations relating to employment discrimination); all Claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; all Claims under the Employee Retirement Income Security Act (other than Claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); all Claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits; all Claims for compensatory or punitive damages or attorney’s fees; all Claims under any laws related to whistleblowers; and all other statutory and common law Claims. This release does not apply to any vested equity awards nor does it alter the terms of any equity incentive plans or previously awarded grants under such plans. This release does not apply to any claim to enforce this Agreement. This release does not waive any right which cannot be waived by law, including but not limited to the right to file an administrative charge with federal or state agencies. This release, moreover, does not release any rights to indemnification and defense pursuant to any Forrester policy, such as its by-laws, or any insurance policy it may hold; any claim for Workers’ Compensation benefits, for unemployment compensation benefits or COBRA benefits; and any claim to any vested benefits under any Forrester employee welfare benefit plan.

For good and valuable consideration, the receipt of which is hereby acknowledged, Forrester Research, Inc., for itself and for its parents and subsidiaries, and all of its and their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employee benefit plans, successors, and assigns, both individually and in their official capacities, (collectively “Forrester Releasors”) hereby completely releases and forever discharges you, on behalf of yourself and your representatives, assigns, executors, personal representatives, administrators, and heirs, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which the Forrester Releasors now have, may now have, or have ever had, against you until the date Forrester executes this Agreement arising from or in any way connected with your employment relationship with Forrester, any actions during the relationship, and/or the termination of such relationship, except for any criminal conduct by you and any claim to enforce this Agreement. Forrester affirms that it is currently not aware of any criminal conduct by you.

9.	You represent and warrant that you have not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court or administrative agency.

10.

You agree that unless and until Forrester determines that, under applicable law, Forrester is required to make the provisions of this Agreement public, the terms of this Agreement and the Affirmation of Waiver and Release are confidential. All information relating to the subject matter of this Agreement, including the terms and amounts set forth herein, have been and will be held confidential by you and not publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). You also agree that you will not knowingly make any statement, written or oral, which disparages Forrester or any of those connected with it (but only to the extent you know any such individuals are connected with Forrester), or Forrester’s products or services. Forrester agrees that it will request the Executive Team and the Board of Directors refrain from disparaging your personal or professional reputation. You represent that, as of the date of this Agreement, you have not breached the Forrester Employee Confidentiality, Proprietary Rights and Noncompetition Agreement you entered into with Forrester, and you further agree to abide by such Agreement going forward. This paragraph does not prevent you from communicating with any state, federal, or local governmental agency or from participating in or assisting with any state, federal or local governmental agency investigation.

11.

This Agreement and the Affirmation of Waiver and Release shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions. All disputes shall be subject to the exclusive jurisdiction of the courts of Massachusetts.

12.

Any term or provision of this Agreement or the Affirmation of Waiver and Release that is determined to be invalid or unenforceable by any court of competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and the Affirmation of Waiver and Release or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Affirmation of Waiver and Release in any other jurisdiction; and any such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the greatest extent permitted by applicable law.

13.

This Agreement, and the Affirmation of Waiver and Release, constitute the entire understanding of the parties with respect to your employment, its termination, and all related matters, excepting only the Forrester Employee Confidentiality, Proprietary Rights and Noncompetition Agreement and any previously awarded equity grants that will remain in full force and effect according to their terms. You expressly warrant that you have read and fully understand this Agreement; that Forrester has advised you to consult with an attorney before signing this Agreement; that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of this agreement fully explained to you; that you are not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein; and that you are executing this agreement knowingly and voluntarily, and free of any duress or coercion. You may take up to twenty-one (21) days from the date of your receipt of this Agreement to decide to sign and return this agreement to Forrester. The offer contained in this Agreement will automatically become null and void if Forrester does not receive your signed acceptance in this twenty-one (21) day time frame. Additionally, for a period of seven (7) days after you sign this Agreement, you may revoke your acceptance of this agreement by delivery of written notice to Ryan Darrah, Chief Legal Officer, Forrester Research, Inc., at rdarrah@forrester.com. Your receipt of the severance pay set forth in paragraph 5(a), above, is conditioned upon your execution and non-revocation of the attached Affirmation of Waiver and Release. You may take up to twenty-one (21) days from the earlier of April 1, 2021 or your termination of employment to sign and return the Affirmation of Waiver and Release, provided that you may not sign the Affirmation until the earlier of April 2, 2021 or the day after your full-time employment with Forrester concludes. Additionally, for a period of seven (7) days after you sign the Affirmation of Waiver and Release, you may revoke your acceptance of the Affirmation by delivery of written notice to Ryan Darrah, Chief Legal Officer, Forrester Research, Inc., at rdarrah@forrester.com. Your right to receive the severance pay listed in paragraph 5(a), above, will not be effective until this second revocation period has expired, and further provided you have not timely revoked your acceptance of the Affirmation of Waiver and Release. This Agreement may be modified only by a written agreement signed by you and an authorized officer of the Company.

14.

In the event you die after signing this Agreement and prior to signing the Affirmation of Waiver and Release, your heirs, estate or personal representatives will receive the severance pay set forth in paragraph 5(a), above, provided they execute and do not revoke a release of legal claims in Forrester’s favor in a form substantially similar to the Affirmation of Waiver and Release attached at Exhibit A (“the Heirs Affirmation”). Your heirs, estate or personal representatives may take up to twenty-one (21) days from your death to sign and return the Heirs Affirmation. Additionally, for a period of seven (7) days after your heirs, estate, or personal representatives sign the Heirs Affirmation, they may revoke such acceptance by delivery of written notice to Ryan Darrah, Chief Legal Officer, Forrester Research, Inc., at rdarrah@forrester.com. The right to receive the severance pay listed in paragraph 5(a), above, will not be effective until this revocation period has expired, and further provided your heirs, estate, or personal representatives have not timely revoked such acceptance of the Heirs Affirmation.

15.

Any material breach of this Agreement, the Affirmation of Waiver and Release, or the Forrester Employee Confidentiality, Proprietary Rights and Noncompetition Agreement, will be grounds for immediate termination and/or cessation of any of the pay and benefits provided to you hereunder, subject to the cure provision included in paragraph 4 above. You further agree that a breach of paragraphs 6 and 10 herein may result in irreparable harm to the Company and that money damages may not provide an adequate remedy. Therefore, you agree that in addition to any other rights that it may have, the Company shall have the right to seek specific performance and injunctive relief in the event you breach either of those paragraphs of this agreement.

16.

This Agreement, the Affirmation of Waiver and Release, and the rights and obligations of the Company and you hereunder, shall inure to the benefit of and shall be binding upon, you and the Company, and the Company’s and your respective successors, assigns, heirs, estate, personal representatives and representatives.

17.	Internal Revenue Code Section 409A:

(a) The provisions of this Agreement and all payments made hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (collectively “Section 409A”), and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A. Each payment made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. Notwithstanding anything to the contrary in this Agreement, if, upon your separation from service, you are a “specified employee” as defined under Section 409A, then, to the extent required under Section 409A, any amounts that would otherwise be payable, on account of your separation from service, within six (6) months following your Separation Date that would constitute deferred compensation within the meaning of Section 409A and that would not qualify for an exemption under Section 409A, shall instead be paid in a lump sum on the first business day following the expiration of such six (6) month period, or if earlier, upon your death.

(c) To the extent that any reimbursement of expenses provided to you under this Agreement constitutes taxable income, such reimbursement or in-kind benefits shall be subject to the following additional rules: (i) all reimbursements shall be paid in the time period provided for herein, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, (ii) the amount of in-kind benefits provided or reimbursable expenses incurred in one calendar year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other calendar year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

18.	Forrester affirms that this Agreement has been duly authorized by Forrester’s Board of Directors or the requisite committee thereof.

If you wish to accept this agreement, please sign the enclosed copy of this Agreement within twenty-one (21) days of your receipt, and return it to Sherri Kottmann, Chief People Officer.

Very truly yours,

/s/ Sherri Kottmann

Sherri Kottmann

Chief People Officer

Accepted and Agreed:

/s/ Michael A. Doyle

Michael A. Doyle

December 9, 2020

Exhibit A

AFFIRMATION OF WAIVER AND RELEASE

I, Michael A. Doyle, do hereby affirm my acceptance of the Letter Agreement (“Agreement”) dated December     , 2020, which I signed on                     , 2020, attached hereto and agree as follows:

1.     In consideration for the benefits set forth in the Agreement, and other good, valuable and sufficient consideration which Forrester Research, Inc. has agreed to pay me, and to which I acknowledge I am not otherwise entitled, on behalf of myself and my representatives, assigns, executors, administrators, and heirs, I do hereby voluntarily completely release and forever discharge Forrester Research, Inc. and its parents and subsidiaries, and all of their respective shareholders (but only in their capacity as shareholders), officers, and all other representatives, agents, directors, employees, employee benefit plans, predecessors, successors, and assigns, both individually and in their official capacities (any and all of which are referred to as “Releasees”), from any and all claims, charges, complaints, rights, demands, actions, obligations, liabilities, damages and causes of action, of every kind, nature, and character, known or unknown (“Claims”), which I now have, may now have, or have ever had, against them through to the date on which I execute this Affirmation of Waiver and Release arising from or in any way connected with my employment relationship with Forrester Research, Inc., any actions during the relationship, and/or the termination of such relationship. This general release of Claims includes, without limitation: all Claims under the Forrester Research, Inc. U.S. Severance Pay Plan; all Claims under the Forrester Research, Inc. Executive Severance Plan; all Claims of “wrongful discharge”; all Claims relating to any contracts of employment, express or implied; all Claims relating to payment of wages under the Massachusetts Wage Act, Gen. Laws ch. 149; all Claims related to defamation, privacy, misrepresentation, or breach of the covenant of good faith and fair dealing, express or implied, and tort Claims of every nature; all Claims under municipal, state, or federal statutes or ordinances; all Claims related to fair employment practices, anti-discrimination, or civil rights laws, (including but not limited to all Claims under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws ch. 151B, and all Claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; all Claims under the Age Discrimination in Employment Act, as amended; all Claims under the Family and Medical Leave Act, as amended, or any other federal or state law concerning leaves of absence; all Claims under the Americans With Disabilities Act, as amended, and any other laws and regulations relating to employment discrimination); all Claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; all Claims under the Employee Retirement Income Security Act (other than Claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); all Claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits; all Claims for compensatory or punitive damages or attorney’s fees; all Claims under any laws related to whistleblowers; and all other statutory and common law Claims. This release does not apply to any vested equity awards nor does it alter the terms of any equity incentive plans or previously awarded grants under such plans. This release does not apply to any claim to enforce the Agreement. This release does not waive any right which cannot be waived by law, including but not limited to the right to file an administrative charge with federal or state agencies. This release, moreover, does not release any rights to indemnification and defense pursuant to any Forrester policy, such as its by-laws, or any insurance policy it may hold; any claim for Workers’ Compensation benefits, for unemployment compensation benefits or COBRA benefits; and any claim to any vested benefits under any Forrester employee welfare benefit plan.

2.    I agree that unless and until Forrester determines that, under applicable law, Forrester is required to make the provisions of this Agreement public, the terms of the Agreement and this Affirmation of Waiver and Release (“Affirmation”) are confidential. I will hold all information relating to the subject matter of the Agreement and this Affirmation confidential and will not publicize or disclose to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). I also agree that since I signed the Agreement, I have not and will not knowingly disparage Forrester, its officers and directors and any employee who I know to be an employee on April 1, 2021. I represent that, as of the date of the Agreement and this Affirmation, that I have not breached the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement (“Noncompetition Agreement”) I entered into with Forrester, and I further agree to abide by such Noncompetition Agreement going forward. Any material breach of the Agreement or the Noncompetition Agreement will be grounds for cessation of the severance pay provided to me under the Agreement and this Affirmation, subject to the cure provision included in paragraph 4 of the Agreement.

3.    I expressly warrant that I have read and fully understand the Agreement and this Affirmation; that Forrester has advised me to consult with an attorney before signing this Affirmation, and that I have had the opportunity to consult with legal counsel of my own choosing and to have the terms of this Affirmation fully explained to me; that I am not executing this Affirmation in reliance on any promises, representations, or inducements other than those contained herein; and that I am executing this Affirmation knowingly and voluntarily, and free of any duress or coercion.

4.    I acknowledge that I was provided with twenty-one (21) days from my last day as Forrester’s Chief Financial Officer to sign and return this Affirmation, and that in order to receive the severance pay as set forth in the Agreement, I must return this signed Affirmation within this twenty-one (21) day period. For a period of seven (7) days after I sign this Affirmation, I may revoke my acceptance by delivery of written notice to Ryan Darrah, Chief Legal Officer, Forrester Research, Inc., at rdarrah@forrester.com. I understand and agree that I will not receive the severance pay as set forth in the Agreement if I revoke my acceptance of this Affirmation.

Accepted and Agreed:

Michael A. Doyle	Date